As filed with the Securities and Exchange Commission on September 9, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Form S-8

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REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ballard Power Systems Inc.

(Exact name of registrant as specified in its charter)

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Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

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9000 Glenlyon Parkway

Burnaby, British Columbia

Canada V5J 5J8

(Address of Principal Executive Offices)

Ballard Power Systems Inc. Consolidated Share Option Plan

Ballard Power Systems Inc. Consolidated Share Distribution Plan

(Full title of the plan)

DL Services Inc.

1420 Fifth Avenue, Suite 3400

Seattle, Washington 98101

(Name and address of agent for service)

(206) 903-5448

(Telephone number, including area code, of agent for service)

Copies to:

Kerry Hillier Ballard Power Systems Inc. 9000 Glenlyon Parkway Burnaby, British Columbia Canada V5J 5J8 (604) 454-0900	Randal R. Jones Dorsey & Whitney LLP 1420 Fifth Avenue, Suite 3400 Seattle, Washington 98101 (206) 903-8800

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Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares reserved for issuance pursuant to Ballard Power Systems Inc. Consolidated Share Plan and Consolidated Share Distribution Plan	8,394,068	—	U.S. $119,722,625	U.S. $6,681

(1)

Based on the maximum number of common shares that may be allotted for issuance under the Ballard Power Systems Inc. Consolidated Share Plan and Consolidated Share Distribution Plan. This amount includes the common shares underlying the options, deferred share units and restricted share units, issued or to be issued under the Ballard Power Systems Inc. Consolidated Share Option Plan and Consolidated Share Distribution Plan. This registration statement also covers additional common shares of the registrant which may become issuable under the plans listed above by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c). The proposed maximum aggregate offering price is based upon (a) the exercise prices for outstanding options under the Consolidated Share Plan, converted from Canadian dollars into U.S. dollars based on the noon buying rate for Canadian dollars reported by the Bank of Canada on September 3, 2009, which was US$1.00 = Cdn$1.09, and (b) the average of the high and low prices of the common shares reported on the Nasdaq Global Market on September 3, 2009 for common shares reserved for future option issuances under the Consolidated Share Plan, and for common shares underlying deferred share units and restricted share units pursuant to the Consolidated Share Distribution Plan.

EXPLANATORY NOTE

On January 2, 2009, Ballard Power Systems Inc. (the “Company”) filed a registration statement on Form S-8 with the Securities and Exchange Commission, file number 333-156553, (“Previous Registration Statement”), to register 14,584,561 shares of the Company’s Common Stock for issuance under the 2003 Share Distribution Plan, 2000 Share Distribution Plan, 2002 Share Option Plan, 2000 Share Option Plan and 1997 Share Option Plan (the “Pre-existing Plans”). Subsequently, the Company’s shareholders approved two equity-based compensation plans, the Consolidated Share Option Plan and the Consolidated Share Distribution Plan (together, the “Consolidated Equity-Based Compensation Plans”), to supersede and replace the 2002 Share Option Plan, 2000 Share Option Plan, 1997 Share Option Plan, special purpose BGS Option Exchange Plan, 2003 SDP, 2000 Share Distribution Plan, Deferred Share Unit Plan for Directors, Deferred Share Unit Plan for Executive Officers and the Restricted Share Unit Plan, at the Company’s Annual Meeting of Shareholders on June 2, 2009. The Consolidated Equity-Based Compensation Plans reserve for issuance under those plans (taken together) a “rolling maximum” equal to 10% of the issued and outstanding Common Stock pursuant to the terms of the Consolidated Equity-Based Compensation Plans, which include shares reserved for issuance upon the exercise of the outstanding options under the Pre-existing Plans.

As a result of the adoption of the Consolidated Equity-Based Compensation Plans, no further awards will be made under the Pre-existing Plans on or after June 2, 2009, but will instead be made under the Consolidated Equity-Based Compensation Plans. Further, the number of shares that remained available for grant under the Pre-existing Plans as of June 2, 2009, and any shares that otherwise would have been returned to the Pre-existing Plans after June 2, 2009 on account of the expiration, cancellation or forfeiture of awards granted thereunder, are to be included in the reserve of shares available for issuance under the Consolidated Equity-Based Compensation Plans.

This registration statement on Form S-8 (the “Registration Statement”) registers 8,394,068 shares of the Company’s Common Stock that may be issued under the Consolidated Equity-Based Compensation Plans. The 8,394,068 shares of Common Stock being registered under this Registration Statement are comprised of the following: 6,881,153 unissued and unused shares of Common Stock previously registered for issuance under the Company’s Pre-existing Plans, which shares are being carried forward into the Consolidated Equity-Based Compensation Plans, and (ii) an additional 1,512,915 shares of Common Stock not previously registered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Note to Part I of Form S-8, the document(s) containing the information specified in this Part I of Form S-8 are not being filed with the SEC either as part of this registration statement filed on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The document(s) containing the information specified in this Part I of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Ballard Power Systems Inc. (the “Registrant”) with the SEC are incorporated in this Registration Statement by reference and shall be deemed a part hereof:

1.	The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed on March 20, 2009.
2.	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2008.
3.

The description of the Registrant’s Common Shares contained in the Registrant’s registration statement on Form F-10 as filed with the SEC on December 11, 2002, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the filing date of each such document.

Item 4.	Description of Securities

Not Applicable.

Item 5.   Interests of Named Experts and Counsel

None.

Item 6.   Indemnification of Directors and Officers

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action, suit or proceeding (a “Proceeding”) in which such individual is involved by reason of such individual’s association with the Registrant or other entity and provided that such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. Any of the individuals described in the first sentence of this paragraph is entitled to indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits and fulfilled the conditions set forth above.

The Registrant is a party to an indemnity agreement with each director and officer of the Registrant providing that if such director or officer is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director or officer is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director or officer will be indemnified and held harmless by the Registrant to the fullest extent authorized by and in the manner set forth in the CBCA against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith. Under such indemnity agreements, the Registrant may indemnify any of its directors or officers in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) is authorized by the board of directors of the Registrant or if such Proceeding is a successful Proceeding, in whole or in part, by a director or officer for claims under an indemnity agreement.

The CBCA provides that the Registrant may purchase and maintain insurance for the benefit of any of the individuals described in the first sentence of the first paragraph of this Item 6 against any liability incurred by such individual in such individual’s capacity as a director or officer of the Registrant or as a director or officer, or similar capacity, of another entity at the Registrant’s request.

The Registrant maintains directors’ and officers’ liability insurance. The policies insure (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers and (c) the Registrant when it is directly named in a securities claim. The policies provide a maximum coverage in any one policy year of U.S. $40 million in annual claims (subject to deductibles of U.S. $200,000 to U.S. $500,000 per claim, payable by the Registrant). The premiums for the policies were not allocated between directors and officers as separate groups.

By-law No. 1 of the Registrant provides that, except as otherwise provided in the CBCA, no director or officer will be liable for:

(a)	the acts, receipts, neglects or defaults of any other person, or for joining in a receipt or act for conformity;
(b)	a loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to property acquired by, for, or on behalf of the Registrant;
(c)	the insufficiency or deficiency of a security in or upon which moneys of the Registrant are invested;
(d)	a loss or damage arising from the bankruptcy, insolvency or wrongful act of a person with whom money, security or other property of the Registrant is lodged or deposited; or
(e)	any other loss, damage, or misfortune that may arise out of the execution of the duties of a director or in relation thereto.
Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Ballard Power Systems Inc. Consolidated Share Option Plan
4.2	Ballard Power Systems Inc. Consolidated Share Distribution Plan
5.1	Opinion of Stikeman Elliott LLP
23.1	Consent of KPMG LLP
23.2	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature pages to this Registration Statement)

Item 9.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burnaby, British Columbia, Canada on this 3rd day of September, 2009.

BALLARD POWER SYSTEMS INC.

By: /s/ John Sheridan
Name:	John Sheridan
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the Registrant and each director or officer of the Registrant whose individual signature appears below hereby appoints John Sheridan and Bruce Cousins, and each of them, any of whom may act without the joinder of the others, as the true and lawful attorney-in-fact and agent of the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and, in connection with any registration of additional securities, to sign any abbreviated registration statement and any and all amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Sheridan	President, Chief Executive Officer and Director (principal executive officer)	September 3, 2009
/s/ Bruce Cousins Bruce Cousins	Vice President and Chief Financial Officer (principal financial and accounting officer)	September 3, 2009

/s/ Ian A. Bourne Ian A. Bourne	Chairman of the Board	September 3, 2009

/s/ Ed Kilroy Ed Kilroy	Director	September 3, 2009

/s/ Dr. Chong Sup (C.S.) Park Dr. Chong Sup (C.S.) Park	Director	September 3, 2009
/s/ Dr. Gerri Sinclair Dr. Gerri Sinclair	Director	September 3, 2009

/s/ David J. Smith David J. Smith	Director	September 3, 2009

/s/ David B. Sutcliffe David B. Sutcliffe	Director	September 3, 2009
/s/ Mark Suwyn Mark Suwyn	Director	September 3, 2009

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on this 3rd day of September, 2009.

By:/s/ William Foulds William Foulds Vice-President, Sales

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Ballard Power Systems Inc. Consolidated Share Option Plan
4.2	Ballard Power Systems Inc. Consolidated Share Distribution Plan
5.1	Opinion of Stikeman Elliott LLP
23.1	Consent of KPMG LLP
23.2	Consent of Stikeman Elliott LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature pages to this Registration Statement)